SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 31, 1994

                         VALERO ENERGY CORPORATION
          (Exact name of registrant as specified in its charter)


                                 Delaware
              (State or other jurisdiction of incorporation)


          1-4718                          74-1244795
 (Commission File Number)      (IRS Employer Identification No.)

530 McCullough Avenue, San Antonio, Texas           78215
(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code:
(210/246-2000)

Item 2.   Acquisition or Disposition of Assets.

     (a) Acquisition of Control. On May 31, 1994, a special meeting (the "Special Meeting") of the holders of common units of limited partner interests ("Common Units") of Valero Natural Gas Partners, L.P. ("VNGP, L.P.") was held at the offices of Valero Natural Gas Company ("VNGC"), the general partner of VNGP, L.P. At the Special Meeting, the holders of Common Units approved a proposal providing for the merger (the "Merger") of VNGP, L.P. with a wholly owned subsidiary of Valero Energy Corporation ("VEC" and, collectively with its consolidated subsidiaries, the "Company"). The Merger was consummated on May 31, 1994, upon satisfaction of all preconditions to the Merger and the filing of a certificate of merger with the Office of the Secretary of State of the State of Delaware.

     As a result of the Merger, VNGP, L.P. has become a wholly owned subsidiary of VEC. Upon consummation of the Merger, the Common Units held by persons other than the Company (the "Public Unitholders") were converted into the right to receive cash in the amount of $12.10 per Common Unit, while the Common Units owned by subsidiaries of VEC have remained outstanding. Prior to the Merger, approximately 52.5% of the outstanding Common Units were held by the Public Unitholders, and approximately 47.5% of the outstanding Common Units were held by the Company. As a result of the Merger, all of the outstanding Common Units are held by the Company. VNGC has made available against delivery of Common Unit certificates and other proper documentation approximately $117.5 million to the Public Unitholders as payment of the cash consideration required in the Merger. A portion of the proceeds from an underwritten public offering of VEC's $3.125 Convertible Preferred Stock, completed in March 1994, was advanced from VEC to VNGC to fund the payment to the Public Unitholders.

     (b) Business and Assets Acquired. VNGP, L.P. and its subsidiary partnerships (collectively, the "Partnership") own and operate natural gas pipeline systems serving Texas intrastate and various interstate markets. The Partnership's wholly owned, jointly owned and leased natural gas pipeline systems include approximately 7,200 miles of mainlines, lateral lines and gathering lines. The Partnership purchases natural gas for resale to gas distribution companies, electric utilities, other pipeline companies and industrial customers throughout the United States and Mexico, and provides gas transportation services to third parties. The Partnership is also a major producer and marketer of natural gas liquids ("NGLs"). The Partnership owns or operates for its own account nine gas processing plants in Texas which extract from natural gas a mixed stream of NGLs. The Partnership's NGL operations also include the fractionation of mixed NGLs into component products, and the transportation and marketing of NGLs. After the Merger, the Company intends to continue the business conducted by the Partnership, and to continue to devote the assets of the Partnership to such businesses.

Item 7.   Financial Statements and Exhibits.

     (a) Financial Statements of Businesses Acquired. The following Consolidated Financial Statements of Valero Natural
Gas Partners, L.P. and its consolidated subsidiaries are included herein as a part of this Current Report:

                                                                                       Page
Audited Financial Statements:
Report of Independent Public Accountants. . . . . . . . . . . . . . . . . . . . .
Consolidated Balance Sheets -- December 31, 1993 and 1992 . . . . . . . . . . . .
Consolidated Statements of Income -- For the Years Ended
     December 31, 1993, 1992 and 1991 . . . . . . . . . . . . . . . . . . . . . .
Consolidated Statements of Partners' Capital -- For the Years Ended
     December 31, 1993, 1992 and 1991 . . . . . . . . . . . . . . . . . . . . . .
Consolidated Statements of Cash Flows -- For the Years Ended
     December 31, 1993, 1992 and 1991 . . . . . . . . . . . . . . . . . . . . . .
Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . .

Unaudited Financial Statements:
Consolidated Balance Sheets -- March 31, 1994 and December 31, 1993 (audited) . .
Consolidated Statements of Income -- For the Three Months Ended
     March 31, 1994 and 1993. . . . . . . . . . . . . . . . . . . . . . . . . . .
Consolidated Statements of Partners' Capital -- For the Three Months Ended
     March 31, 1994 and 1993. . . . . . . . . . . . . . . . . . . . . . . . . . .
Consolidated Statements of Cash Flows -- For the Three Months Ended
     March 31, 1994 and 1993. . . . . . . . . . . . . . . . . . . . . . . . . . .
Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . .

     (b) Pro Forma Financial Information. The following pro forma information of Valero Energy Corporation and its consolidated subsidiaries is included herein as a part of this Current Report:

Pro Forma Condensed Consolidated Balance Sheet -- March 31, 1994 . . . . . . . .
Pro Forma Consolidated Statements of Income -- For the Three Months Ended
     March 31, 1994. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Pro Forma Consolidated Statement of Income For the Year Ended
     December 31, 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Notes to Pro Forma Condensed Consolidated Financial Statements . . . . . . . . .

     (c) Exhibits. The following are filed as exhibits to this Current Report:

     2.1 Agreement of Merger, dated December 20, 1993, among Valero Energy Corporation; Valero Natural Gas Partners, L.P.; Valero Natural Gas Company; and Valero Merger Partnership, L.P.--incorporated by reference from Exhibit 2.1 to Amendment No. 2 to the Valero Energy Corporation Registration Statement on Form S-3 (Commission File No. 33-70454, filed December 29, 1993).

     *23.1     Consent of Arthur Andersen & Co.


    * filed herewith

Item 7(a).  Financial Statements of Business Acquired.


              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of Valero Natural Gas Company as General Partner of Valero Natural Gas Partners, L.P.
 and to the Common Unitholders:

        We have audited the accompanying consolidated balance sheets of Valero Natural Gas Partners, L.P. (a Delaware limited partnership) as of December 31, 1993 and 1992, and the related consolidated statements of income, partners' capital and cash flows for each of the three years in the period ended December
31, 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valero Natural Gas Partners, L.P. as of December 31, 1993 and 1992, and the results of its operations and its cash flows for each of the three years in the period ended
December 31, 1993, in conformity with generally accepted accounting principles.


                                        ARTHUR ANDERSEN & CO.



San Antonio, Texas
February 17, 1994

                            VALERO NATURAL GAS PARTNERS, L.P.

                               CONSOLIDATED BALANCE SHEETS
                                 (Thousands of Dollars)

                                                                                 December 31,
                                                                               1993        1992
                                   A S S E T S

CURRENT ASSETS:
  Cash and temporary cash investments. . . . . . . . . . . . . . . . . . . $    5,523  $    6,598
  Cash held in debt service escrow . . . . . . . . . . . . . . . . . . . .     34,186      32,864
  Receivables, less allowance for doubtful accounts of $2,102 (1993)
    and $633 (1992). . . . . . . . . . . . . . . . . . . . . . . . . . . .    154,503     171,660
  Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25,434      35,080
  Prepaid expenses and other . . . . . . . . . . . . . . . . . . . . . . .      5,321       8,273
                                                                              224,967     254,475

PROPERTY, PLANT AND EQUIPMENT-including construction in
  progress of $16,728 (1993) and $14,341 (1992), at cost . . . . . . . . .    939,565     916,734
    Less: Accumulated depreciation . . . . . . . . . . . . . . . . . . . .    199,763     173,518
                                                                              739,802     743,216

DEFERRED CHARGES AND OTHER ASSETS. . . . . . . . . . . . . . . . . . . . .     80,313      86,790
                                                                           $1,045,082  $1,084,481

         L I A B I L I T I E S  A N D  P A R T N E R S'  C A P I T A L

CURRENT LIABILITIES:
  Current maturities of long-term debt and capital lease obligations . . . $   28,908  $   26,121
  Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . . .    216,953     237,176
  Accrued interest . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18,692      16,710
  Other accrued expenses . . . . . . . . . . . . . . . . . . . . . . . . .      8,719       7,422
                                                                              273,272     287,429

LONG-TERM DEBT, less current maturities. . . . . . . . . . . . . . . . . .    506,429     534,286

CAPITAL LEASE OBLIGATIONS, less current maturities . . . . . . . . . . . .    103,787     104,075

DEFERRED CREDITS AND OTHER LIABILITIES . . . . . . . . . . . . . . . . . .      1,548       2,672

LIMITED PARTNERS' CAPITAL. . . . . . . . . . . . . . . . . . . . . . . . .    158,448     154,461

GENERAL PARTNERS' CAPITAL. . . . . . . . . . . . . . . . . . . . . . . . .      1,598       1,558
                                                                           $1,045,082  $1,084,481

See Notes to Consolidated Financial Statements.


                               VALERO NATURAL GAS PARTNERS, L.P.

                               CONSOLIDATED STATEMENTS OF INCOME
                        (Thousands of Dollars, Except Per Unit Amounts)

                                                              Year Ended December 31,
                                                        1993            1992           1991


OPERATING REVENUES . . . . . . . . . . . . . . . . . $1,326,458      $1,197,129     $1,144,001

COSTS AND EXPENSES:
  Cost of sales. . . . . . . . . . . . . . . . . . .  1,090,363         954,600        896,322
  Operating expenses . . . . . . . . . . . . . . . .    120,171         118,284        108,614
  Depreciation expense . . . . . . . . . . . . . . .     36,446          34,404         39,231
    Total. . . . . . . . . . . . . . . . . . . . . .  1,246,980       1,107,288      1,044,167

OPERATING INCOME . . . . . . . . . . . . . . . . . .     79,478          89,841         99,834

OTHER INCOME, NET. . . . . . . . . . . . . . . . . .      1,263             624          4,013

INTEREST AND DEBT EXPENSE:
  Incurred . . . . . . . . . . . . . . . . . . . . .    (68,007)        (66,679)       (67,532)
  Capitalized. . . . . . . . . . . . . . . . . . . .      1,713           1,200            721

NET INCOME . . . . . . . . . . . . . . . . . . . . .     14,447          24,986         37,036
  Less: General Partners' interest . . . . . . . . .      1,217           1,596          1,973

NET INCOME ALLOCABLE TO LIMITED
  PARTNERS . . . . . . . . . . . . . . . . . . . . . $   13,230      $   23,390     $   35,063

NET INCOME PER LIMITED PARTNER
  UNIT . . . . . . . . . . . . . . . . . . . . . . . $      .72      $     1.27     $     1.90

WEIGHTED AVERAGE LIMITED PARTNER
  UNITS OUTSTANDING (in thousands) . . . . . . . . .     18,487          18,487         18,487


See Notes to Consolidated Financial Statements.


                                                   VALERO NATURAL GAS PARTNERS, L.P.

                                              CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                                         (Thousands of Dollars)

                                                            Limited Partners' Capital                               General
                                  Preference     Common                   Preference       Common                  Partners'
                                     Units        Units        Total      Unitholders    Unitholders     Total      Capital


BALANCE - December 31, 1990. . .   9,690,980    8,795,558    18,486,538    $ 151,436      $ 18,518     $169,954    $  1,611
  Net income . . . . . . . . . .        -            -             -          14,307        20,756       35,063       1,973
  Distributions. . . . . . . . .        -            -             -         (24,277)      (21,939)     (46,216)     (1,820)
  Conversion of Common Units
   to Preference Units . . . . .      26,400      (26,400)         -              35           (35)        -           -
BALANCE - December 31, 1991. . .   9,717,380    8,769,158    18,486,538      141,501        17,300      158,801       1,764
  Net income . . . . . . . . . .        -            -             -             231        23,159       23,390       1,596
  Distributions. . . . . . . . .        -            -             -         (12,188)      (15,542)     (27,730)     (1,802)
  Conversion of Common Units
   to Preference Units . . . . .      32,620      (32,620)         -              54           (54)        -           -
  Conversion of Preference Units
    to Common Units upon termi-
    nation of the Preference
    Period . . . . . . . . . . .  (9,750,000)   9,750,000          -        (129,598)      129,598         -           -
BALANCE - December 31, 1992. . .        -      18,486,538    18,486,538         -          154,461      154,461       1,558
  Net income . . . . . . . . . .        -            -             -            -           13,230       13,230       1,217
  Distributions. . . . . . . . .        -            -             -            -           (9,243)      (9,243)     (1,177)
BALANCE - December 31, 1993. . .        -      18,486,538    18,486,538    $    -         $158,448     $158,448    $  1,598


See Notes to Consolidated Financial Statements.

                                     VALERO NATURAL GAS PARTNERS, L.P.

                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           (Thousands of Dollars)

                                                                         Year Ended December 31,
                                                                    1993           1992           1991


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 14,447       $ 24,986       $ 37,036
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation expense . . . . . . . . . . . . . . . . . . .    36,446         34,404         39,231
      Amortization of deferred charges and other, net. . . . . .     2,459          3,520          3,075
      Changes in current assets and current liabilities. . . . .    13,364         26,676         (1,336)
      Changes in deferred items and other, net . . . . . . . . .     3,765        (11,700)         6,275
          Net cash provided by operating activities. . . . . . .    70,481         77,886         84,281

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital additions. . . . . . . . . . . . . . . . . . . . . . .   (36,061)       (35,893)       (33,074)
  Dispositions of property, plant and equipment. . . . . . . . .     2,585            934          7,926
  Other, net . . . . . . . . . . . . . . . . . . . . . . . . . .       334          1,493            269
    Net cash used in investing activities. . . . . . . . . . . .   (33,142)       (33,466)       (24,879)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Reduction of long-term debt and capital lease obligations. . .   (26,119)       (22,971)       (17,500)
  Increase in cash held in debt service escrow for principal . .    (1,875)        (1,875)        (4,018)
  Proceeds from unexpended debt proceeds held by trustee . . . .      -              -               937
  Partnership distributions. . . . . . . . . . . . . . . . . . .   (10,420)       (29,532)       (48,036)
    Net cash used in financing activities. . . . . . . . . . . .   (38,414)       (54,378)       (68,617)

NET DECREASE IN CASH AND TEMPORARY
  CASH INVESTMENTS . . . . . . . . . . . . . . . . . . . . . . .    (1,075)        (9,958)        (9,215)

CASH AND TEMPORARY CASH INVESTMENTS AT
  BEGINNING OF PERIOD. . . . . . . . . . . . . . . . . . . . . .     6,598         16,556         25,771

CASH AND TEMPORARY CASH INVESTMENTS AT
  END OF PERIOD. . . . . . . . . . . . . . . . . . . . . . . . .  $  5,523       $  6,598       $ 16,556


See Notes to Consolidated Financial Statements.

                  VALERO NATURAL GAS PARTNERS, L.P.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Control

        Valero Natural Gas Partners, L.P. ("VNGP, L.P."), Valero Management Partnership, L.P. (the "Management Partnership") and various subsidiary operating partnerships (the "Subsidiary Operating Partnerships"), all Delaware limited partnerships, are the successors to substantially all of the natural gas and natural gas liquids businesses, assets and liabilities of substantially all of the subsidiaries of Valero Natural Gas Company ("VNGC") and the transmission division of Rio Grande Valley Gas Company ("Rio"). VNGC is, and Rio at the time of such succession was, a wholly owned subsidiary of Valero Energy Corporation (unless otherwise required by the context, the term "Energy" as used herein refers to Valero Energy Corporation and its consolidated subsidiaries, both individually and collectively). VNGC is the general partner of VNGP, L.P. and the Management Partnership (in such capacity, the "General Partner"), while subsidiaries of VNGC are general partners (the "Subsidiary General Partners") of the respective Subsidiary Operating Partnerships.

        In March 1987, VNGP, L.P. sold in an underwritten public offering 9.5 million preference units of limited partner interests (the "Preference Units"), representing a 52% limited
partner interest in VNGP, L.P.   VNGP, L.P. concurrently issued
approximately 8.6 million common units of limited partner interests (the "Common Units"), representing a 47% limited partner interest, to subsidiaries of Energy, and issued a 1% general partner interest in VNGP, L.P. to VNGC. Subsequent to March 1987, VNGP, L.P. issued .4 million additional Common Units to a subsidiary of Energy. In addition, approximately .2 million Common Units held by a subsidiary of Energy were transferred to employees of Energy and converted into Preference Units in connection with an employee benefit plan adopted by Energy. During 1992, all outstanding Preference Units were automatically converted into Common Units (see "Allocation of Net Income and Cash Distributions"). The original Common Units and former Preference Units converted into Common Units are collectively referred to herein as the "Units." Holders of the Units are referred to herein as the "Unitholders."

        Under the partnership structure, VNGP, L.P. holds a 99% limited partner interest and VNGC holds a 1% general partner interest in the Management Partnership. The Management Partnership in turn holds a 99% limited partner interest and various wholly owned subsidiaries of VNGC each hold a 1% general partner interest in the various Subsidiary Operating Partnerships to which the acquired businesses, assets and liabilities were transferred. Valero Transmission, L.P. ("Transmission"), one of the Subsidiary Operating Partnerships, owns and operates the principal pipeline system of the Partnership. (References to Transmission prior to March 25, 1987 refer to Valero Transmission Company, a wholly owned subsidiary of VNGC, and after that date to its successor in interest, Valero Transmission, L.P.) Transmission is principally a transporter of natural gas as it transports gas for affiliates and third parties. Transmission also sells natural gas to intrastate customers under long-term contracts; however, most of the Partnership's gas sales are made through other Subsidiary Operating Partnerships which operate special marketing programs ("SMPs"). Subsequent to March 1987, VNGP, L.P. acquired a wholly owned subsidiary that makes certain intrastate gas sales, and formed certain subsidiary partnerships, one of which leases certain assets from Energy under capital leases as described in Note 5. Also, during 1992, an additional Subsidiary Operating Partnership was formed to make certain
intrastate gas sales.   VNGP, L.P., the Management Partnership,
the original Subsidiary Operating Partnerships and the additional entities acquired or formed subsequent to March 1987 are collectively referred to herein as the "Partnership." As of December 31, 1993, Energy's total effective equity interest in the Partnership was approximately 49%.

        In October 1993, Energy publicly announced its proposal to acquire the 9.7 million issued and outstanding Common Units in VNGP, L.P. held by persons other than Energy (the "Public Unitholders") pursuant to a merger of VNGP, L.P. with a wholly owned subsidiary of Energy. The Board of Directors of VNGC appointed a special committee of outside directors (the "Special Committee") to consider the merger and to determine the fairness of the transaction to the Public Unitholders. The Special Committee thereafter retained independent financial and legal advisors to assist the Special Committee. Upon the recommendation of the Special Committee, the Board of Directors of VNGC unanimously approved the merger. Effective December 20, 1993, Energy, VNGP, L.P. and VNGC entered into an agreement of merger (the "Merger Agreement") providing for the merger. In the merger, the Common Units held by the Public Unitholders will be converted into the right to receive cash in the amount of $12.10 per Common Unit. As a result of the merger, VNGP, L.P. would become a wholly owned subsidiary of Energy.

        Consummation of the merger is subject to, among other things, (i) approval of the Merger Agreement by the holders of a majority of the issued and outstanding Common Units;
(ii) approval by the holders of a majority of the Common Units held by the Public Unitholders and voted at a special meeting of holders of Common Units to be called to consider the Merger Agreement; (iii) receipt of satisfactory waivers, consents or amendments to certain of Energy's financial agreements; and (iv) completion of an underwritten public offering of convertible preferred stock by Energy. Energy currently owns approximately 47.5% of the outstanding Common Units and intends to vote its Common Units in favor of the merger.

Basis of Presentation

        The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and are not the basis for reporting taxable income to Unitholders. The consolidated financial statements include the accounts of VNGP, L.P. and its consolidated subsidiaries. All significant interpartnership transactions have been eliminated in consolidation.

Statements of Cash Flows

        In order to determine net cash provided by operating activities, net income has been adjusted by, among other things, changes in current assets and current liabilities, excluding changes in cash and temporary cash investments, cash held in debt service escrow for principal (see Note 3), and current maturities of long-term debt and capital lease obligations. Those changes, shown as an (increase)/decrease in current assets and an increase/ (decrease) in current liabilities, are provided in the following table. Temporary cash investments are highly liquid low-risk debt instruments which have a maturity of three months or less when acquired and whose carrying amount approximates fair value. (Dollars in thousands.)

                                                           Year Ended December 31,
                                                          1993      1992       1991


        Cash held in debt service escrow for interest. $    553  $    483  $     343
        Receivables, net . . . . . . . . . . . . . . .   17,157     3,118     19,963
        Inventories. . . . . . . . . . . . . . . . . .    9,646      (656)   (10,430)
        Prepaid expenses and other . . . . . . . . . .    2,952    (3,679)    (2,005)
        Accounts payable . . . . . . . . . . . . . . .  (20,223)   31,504    (13,277)
        Accrued interest . . . . . . . . . . . . . . .    1,982    (2,653)     2,011
        Other accrued expenses . . . . . . . . . . . .    1,297    (1,441)     2,059
          Total. . . . . . . . . . . . . . . . . . . . $ 13,364  $ 26,676  $  (1,336)

        Cash interest paid by the Partnership (net of amounts capitalized) for the years ended December 31, 1993, 1992 and 1991 was $62.7 million, $66.4 million and $62.5 million, respectively. No cash payments for federal income taxes were made during these periods as the Partnership is not subject to federal income taxes (see "Income Taxes" below). Cash payments for state income taxes made during these periods were insignificant.

        Noncash investing and financing activities for the years ended December 31, 1992 and 1991 included $26 million and $75 million, respectively, of various natural gas and natural gas liquids facilities acquired by the Partnership through capital lease transactions entered into with Energy. See Note 5.

Transactions with Energy

        The Partnership enters into various types of transactions with Energy in the normal course of business on market-related terms and conditions. The Partnership is charged a management fee for the direct and indirect costs incurred by Energy on behalf of the Partnership that are associated with managing its operations. The Partnership sells natural gas and natural gas liquids ("NGLs") to, and purchases NGLs from, Energy's refining subsidiary. The Partnership sold natural gas to Energy's retail natural gas distribution business operated by Rio until September 30, 1993, when Rio was sold by Energy. The Partnership operates for a fee two natural gas processing plants and related facilities for Energy and sells natural gas to, purchases natural gas and NGLs from, and processes natural gas owned by Energy in connection with these NGL operations. The Partnership also enters into other operating transactions with Energy, including certain leasing transactions discussed in Note
5. As of December 31, 1993 and 1992, the Partnership had recorded approximately $31.8 million and $13.5 million, respectively, of accounts payable and accrued expenses, net of accounts receivable, due to Energy.

        During the fourth quarter of 1992, the Partnership recognized a charge to earnings through the management fee billed by Energy of approximately $4.4 million, or $.23 per limited partner unit, representing the Partnership's allocable portion of the cost of a voluntary early retirement program implemented by Energy.

        The following table summarizes transactions between the Partnership and Energy for the years ended December 31, 1993, 1992 and 1991 (in thousands):

                                                             Year Ended December 31,
                                                            1993      1992       1991


        NGL sales to and services for Energy . . . . . . $ 98,590  $ 96,696   $ 86,936
        Natural gas sales to Energy. . . . . . . . . . .   59,735    50,991     38,072
        Purchases of NGLs and natural gas,
          and transportation and other charges
          from Energy. . . . . . . . . . . . . . . . . .   38,868    54,674     19,752
        Interest expense from capital lease transactions
          with Energy. . . . . . . . . . . . . . . . . .   12,828    10,071      9,584
        Management fees for direct and indirect
          costs billed by the General Partner
          and affiliated companies . . . . . . . . . . .   80,727    82,024     73,324

        The direct and indirect costs incurred by the General Partner on behalf of the Partnership that are charged to the Partnership through the management fee include, among other things, salaries and wages and other employee-related costs. Effective January 1, 1993, Energy adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement requires a change in Energy's accounting for postretirement benefits other than pensions from a pay-as-you-go basis to an accrual basis of accounting. Energy is amortizing the transition obligation over 20 years, which is greater than the average remaining service period until eligibility of active plan participants. As a result of Energy's adoption of this statement, the Partnership's proportionate share of other postretirement employee benefits included in the management fee in 1993 increased by approximately $1.5 million and the Partnership's proportionate share of the total accumulated postretirement benefit obligation at December 31, 1993 was approximately $15 million. The adoption of this statement by Energy did not affect the Partnership's cash flows in 1993, nor is it expected to affect the Partnership's future cash flows, as Energy expects to continue to fund its postretirement benefits other than pensions, and require reimbursement from the Partnership for the Partnership's proportionate share of such funding, on a pay-as-you-go basis.

Gas Sales and Transportation

        In the course of making gas sales and providing transportation services to customers, Transmission experiences measurement and other volumetric differences related to the amounts of gas received and delivered. Transmission has in the past experienced overall net volume gains due to such differences and its Rate Order allows such volumes to be sold to its customers. Transmission historically has derived a substantial benefit from such sales. The amount included in operating income in 1993 was substantially the same as in 1992. However, the implementation of more precise gas measurement equipment and standards and the reduction in Transmission's total sales volumes, discussed in Note 6 - "Customer Audit of Transmission", is expected to reduce operating income from such sales in future periods.

Inventories

        Inventories are carried principally at weighted average cost not in excess of market. Inventories as of December 31, 1993 and 1992 were as follows (in thousands):

                                                             December 31,
                                                          1993           1992


        Natural gas in underground storage . . . .     $  23,184      $  27,768
        Natural gas liquids. . . . . . . . . . . .         2,250          7,312
                                                       $  25,434      $  35,080

        In addition to the above noted natural gas storage inventories, which are located at the Wilson Storage Facility in Wharton County, Texas (see Note 5), the Partnership also had natural gas in third-party storage facilities, available under exchange agreements, totalling $10.8 million and $1.2 million at December 31, 1993 and 1992, respectively. Such amounts are included in receivables in the accompanying consolidated balance sheets.

Property, Plant and Equipment

        Property, plant and equipment at date of inception of the Partnership was increased by the excess of the acquisition cost of the holders of the Preference Units over VNGC's historical net cost basis. Accordingly, approximately 51% of property, plant and equipment was recorded at fair value reflecting the value attributable to the holders of the Preference Units while the remaining 49% was recorded at historical net book cost to reflect the value attributable to the General Partner and the holders of the original Common Units.

        Property additions and betterments include capitalized interest and acquisition and administrative costs allocable to construction and property purchases. Assets under capital leases are included in property, plant and equipment and are recorded at the lesser of the fair value of the leased property at the inception of the lease or the present value of the related future minimum lease payments.

        The costs of minor property units (or components thereof), net of salvage, retired or abandoned are charged or credited to accumulated depreciation. Gains or losses on sales or other dispositions of major units of property are credited or charged to income.

        Provision for depreciation of property, plant and equipment is made primarily on a straight-line basis over the estimated useful lives of the depreciable facilities. Assets under capital leases are depreciated on a straight-line basis over the lease term. The rates for depreciation are as follows:



        Natural gas facilities . . . . .     2 1/4%-20%
        Natural gas liquids facilities .     4 1/2%-20%

        During the fourth quarter of 1992, the Partnership extended the estimated useful lives of the majority of its natural gas liquids facilities from 14 to 20 years to better reflect the estimated periods during which such assets are expected to remain in service. The effect of this change in accounting estimate, which was made retroactive to January 1, 1992, was to decrease depreciation expense and increase net income for 1992 by approximately $5.6 million, or $.29 per limited partner unit.

Other Assets

        Payments made or agreed to be made in connection with the settlement of certain disputed contractual issues with gas suppliers of Transmission are initially deferred. The balance of such payments is subsequently reduced as recoveries are made through Transmission's rates. The balance of deferred gas costs of $67 million and $72 million at December 31, 1993 and 1992, respectively, is included in noncurrent other assets and is expected to be recovered over future periods. See Note 6 - "Customer Audit of Transmission."

        Debt issuance costs are included in deferred charges and other assets and are amortized by the effective interest method over the term of each respective issue of the Management
Partnership's First Mortgage Notes ("First Mortgage Notes").  See
Note 3.

Income Taxes

        Income and deductions of the Partnership for federal income tax purposes are includable in the tax returns of the individual partners. Accordingly, no recognition has been given to federal income taxes in the accompanying consolidated financial statements of the Partnership. At December 31, 1993 and 1992, the net difference between the tax bases and the reported amounts of assets and liabilities in the accompanying Consolidated Balance Sheets was $314 million and $322 million, respectively. Under the Revenue Act of 1987, certain publicly traded limited partnerships will be taxed as corporations after December 31, 1997 unless specifically exempted. This Act exempted natural resource partnerships including those dealing with natural gas transportation and processing of natural gas liquids, such as the Partnership, from its taxation provision.

Price Risk Management Activities

        The Partnership, through its Market Center Services Program established in 1992, enters into exchange-traded futures and options contracts, forward contracts, swaps and other financial instruments with third parties to hedge natural gas inventories and certain anticipated natural gas purchase requirements in order to minimize the risk of market fluctuations. The Partnership also utilizes such price risk management techniques to provide services to gas producers and end users. Changes in the market value of these contracts are deferred until the gain or loss is recognized on the hedged transaction. As of December 31, 1993 and 1992, the Partnership had outstanding contracts for natural gas totalling approximately
15.0 billion cubic feet ("Bcf") and 4.8 Bcf, respectively, for which the Partnership is the fixed price payor and 27.1 Bcf and
10.0 Bcf, respectively, for which the Partnership is the fixed price receiver. Such contracts run for a period of one to twelve months. A portion of such contracts represented hedges of natural gas volumes in underground storage and in third-party storage facilities which totalled approximately 10.3 Bcf and 7.4 Bcf at December 31, 1993 and 1992, respectively. See "Inventories" above.

        In 1993 and 1992, the Partnership recognized $18.7 million and $12.9 million, respectively, in gas cost reductions and other benefits from this program. An additional $5.1 million and $3.6 million in other reductions of cost of gas was generated by transactions entered into in 1993 and 1992, respectively, which is recognized in income in the subsequent year as the related gas is sold.

Allocation of Net Income and Cash Distributions

        Net income is allocated to partners based on their effective ownership interest in the operating results of the Partnership, except that additional depreciation expense pertaining to the excess of the Partnership's acquisition cost over the historical cost basis in net property, plant and equipment and certain other assets in which the former holders of Preference Units have an ownership interest is allocated solely to such holders as a noncash charge to net income. The allocation of additional depreciation expense to the former holders of Preference Units does not affect the cash distributions with respect to the Units. Under the Partnership structure, the income of the Subsidiary Operating Partnerships is allocated to the Subsidiary General Partners, which hold a 1% general partner interest, and to the Management Partnership, which holds a 99% limited partner interest. As a result, net income allocable to the Subsidiary General Partners is not reduced by interest expense associated with the Management Partnership's First Mortgage Notes.

        The Partnership is required to make quarterly cash distributions with respect to all Units in an amount equal to "Distributable Cash Flow" as defined in the Second Amended and Restated Agreement of Limited Partnership of VNGP, L.P. (the "Partnership Agreement") and as determined by the General Partner. With the payment on May 30, 1992 of the cash distribution of $.625 per Unit for the first quarter of 1992, the Partnership completed the payment of cumulative cash distributions of $12.50 per Preference Unit resulting in the termination of the period (the "Preference Period") during which the holders of Preference Units were entitled to a preferential distribution amount. As a result of the termination of the Preference Period, all outstanding Preference Units were automatically converted into Common Units in accordance with the terms of the Partnership Agreement. The Partnership subsequently reduced cash distributions to $.125 per Unit for the remaining quarters of 1992 and the first three quarters of 1993. On January 25, 1994, the VNGC Board of Directors declared a cash distribution of $.125 per Unit for the fourth quarter of 1993 that is payable March 1, 1994 to holders of record as of February 7, 1994.

        If the proposed merger with Energy described above under "Organization and Control" occurs after March 9, 1994, the
General Partner intends and expects to declare and pay a pro rata distribution to holders of record of the Common Units on the effective date of the merger based upon the number of days elapsed between February 7, 1994 and such effective date.

2.  SHORT-TERM BANK LINES

        The Partnership, through the Management Partnership, currently maintains five separate short-term bank lines of credit totalling $80 million. In accordance with the terms of the indenture of mortgage and deed of trust pursuant to which the Management Partnership's First Mortgage Notes were issued (the "Mortgage Note Indenture"), at least $20 million of revolving credit agreements must be maintained at all times; however, no more than $50 million of borrowings are permitted to be outstanding at any time. See Note 3. The Partnership had borrowings of as much as $39.9 million under its short-term bank lines during 1993. No borrowings were outstanding under these lines at December 31, 1993 or 1992. The lines of credit mature at various times during 1994, bear interest at each respective bank's prime, quoted money market or Eurodollar rate and require commitment fees based on the unused amount of the credit. If the proposed merger with Energy does not occur, the General Partner believes that these short-term bank lines could be renewed or replaced with other short-term lines during 1994 on terms and conditions similar to those currently existing. If the proposed merger with Energy is completed, the General
Partner anticipates that new bank credit agreements will be negotiated and that the Partnership's existing short-term bank lines will be cancelled.

3.  LONG-TERM DEBT

        Long-term debt balances were as follows (in thousands):

                                                           December 31,
                                                          1993      1992


        First Mortgage Notes . . . . . . . . . . . . .  $534,286  $559,643
          Less current maturities. . . . . . . . . . .    27,857    25,357
          Long-term debt, less current maturities  . .  $506,429  $534,286

        The First Mortgage Notes, which are currently comprised of eight remaining series due serially from 1994 through 2009, are secured by mortgages on and security interests in substantially all of the currently existing and after-acquired property, plant and equipment of the Management Partnership and each Subsidiary Operating Partnership and by the Management Partnership's limited partner interest in each Subsidiary Operating Partnership (the "Mortgaged Property"). As of December 31, 1993, the First Mortgage Notes have a remaining weighted average life of approximately 7.3 years and a weighted average interest rate of 10.12% per annum. Interest on the First Mortgage Notes is payable semiannually, but one-half of each interest payment and one-fourth of each annual principal payment are escrowed quarterly in advance. At December 31, 1993 and 1992, $34.2 million and $32.9 million, respectively, had been deposited with the Mortgage Note Indenture trustee ("Trustee") in an escrow account. The amount on deposit is classified as a current asset (cash held in debt service escrow) and the liability to be paid off when the cash is released by the Trustee from escrow is classified as a current liability.

        The Mortgage Note Indenture contains covenants prohibiting the Management Partnership and the Subsidiary Operating Partnerships (collectively referred to herein as the "Operating Partnerships") from incurring additional indebtedness, including any additional First Mortgage Notes, other than (i) up to $50 million of indebtedness to be incurred for working capital purposes (provided that for a period of 45 consecutive days during each 16 consecutive calendar month period no such indebtedness will be permitted to be outstanding) and (ii) up to the amount of any future capital improvements financed through the issuance of debt or equity by VNGP, L.P. and the contribution of such amounts as additional equity to the Management Partnership. The Mortgage Note Indenture also prohibits the Operating Partnerships from (a) creating new indebtedness unless certain cash flow to debt service requirements are met; (b) creating certain liens; or (c) making cash distributions in any quarter in excess of the cash generated in the prior quarter, less (i) capital expenditures during such prior quarter (other than capital expenditures financed with certain permitted indebtedness), (ii) an amount equal to one-half of the interest to be paid on the First Mortgage Notes on the interest payment date occurring in or next following such prior quarter and (iii) an amount equal to one-quarter of the principal required to be paid on the First Mortgage Notes on the principal payment date occurring in or next following such prior quarter, plus cash which could have been distributed in any prior quarter but which was not distributed. The Operating Partnerships are further prohibited from purchasing or owning any securities of any person or making loans or capital contributions to any person other than investments in the Subsidiary Operating Partnerships, advances and contributions of up to $20 million per year and $100 million in the aggregate to entities engaged in substantially similar business activities as the Operating Partnerships, temporary investments in certain marketable securities and certain other exceptions.

        The Mortgage Note Indenture also prohibits the Operating Partnerships from consolidating with or conveying, selling, leasing or otherwise disposing of all or any material portion of their property, assets or business as an entirety to any other person unless the surviving entity meets certain net worth requirements and certain other conditions are met, or from selling or otherwise disposing of any part of the Mortgaged Property, subject to certain exceptions. The Mortgage Note Indenture also provides that it will be an event of default if VNGC withdraws as General Partner of the Management Partnership prior to 1997, if VNGC is removed as General Partner but the Subsidiary General Partners are not also removed, or if the General Partner or any Subsidiary General Partner withdraws or is removed and is not replaced within 30 days.

        Maturities of long-term debt for the years ending
December 31, 1995 through 1998 are $30.3 million, $32.9 million,
$35.3 million and $37.9 million, respectively.

        Based on the borrowing rates currently available to the Partnership for long-term debt with similar terms and average maturities, the fair value of the Partnership's First Mortgage Notes, including current maturities, at December 31, 1993 was approximately $562 million. At December 31, 1992, the fair value of the First Mortgage Notes was essentially equal to their carrying value.

4.  INDUSTRY SEGMENT INFORMATION

                                                          Year Ended December 31,
                                                    1993           1992           1991
                                                           (Thousands of Dollars)


        Operating revenues:
          Natural gas. . . . . . . . . . . .     $  900,252     $  743,026     $  764,226
          Natural gas liquids  . . . . . . .        441,741        466,017        390,708
          Intersegment eliminations. . . . .        (15,535)       (11,914)       (10,933)
            Total. . . . . . . . . . . . . .     $1,326,458     $1,197,129     $1,144,001

        Operating income:
          Natural gas. . . . . . . . . . . .     $   53,458     $   32,484     $   37,140
          Natural gas liquids. . . . . . . .         26,020         57,357         62,694
            Total. . . . . . . . . . . . . .         79,478         89,841         99,834
        Other income, net. . . . . . . . . .          1,263            624          4,013
        Interest expense, net. . . . . . . .        (66,294)       (65,479)       (66,811)
            Net income . . . . . . . . . . .     $   14,447     $   24,986     $   37,036

        Identifiable assets:
          Natural gas. . . . . . . . . . . .     $  865,487     $  889,620     $  900,588
          Natural gas liquids. . . . . . . .        154,767        174,170        126,380
          Other. . . . . . . . . . . . . . .         43,008         43,292         52,489
          Intersegment eliminations. . . . .        (18,180)       (22,601)       (17,967)
            Total. . . . . . . . . . . . . .     $1,045,082     $1,084,481     $1,061,490

        Depreciation expense:
          Natural gas. . . . . . . . . . . .     $   28,549     $   28,136     $   27,977
          Natural gas liquids. . . . . . . .          7,897          6,268         11,254
            Total. . . . . . . . . . . . . .     $   36,446     $   34,404     $   39,231

        Capital expenditures:
          Natural gas. . . . . . . . . . . .     $   20,511     $   22,537     $   26,931
          Natural gas liquids. . . . . . . .         15,550         13,356          6,143
            Total. . . . . . . . . . . . . .     $   36,061     $   35,893     $   33,074

        The Partnership operates in the natural gas and natural gas liquids industry segments. The natural gas operations consist of purchasing, gathering, transporting and selling natural gas, principally to gas distribution companies, electric utilities, pipeline companies and industrial customers. The Partnership also transports gas for a fee for sales customers, other pipelines and end users and provides price risk management services to gas producers and end users through its Market Center Services Program. The natural gas liquids operations include the extraction of natural gas liquids, principally from natural gas throughput of the natural gas operations, and the fractionation and transportation of natural gas liquids. The primary markets for sales of natural gas liquids are petrochemical plants, refineries and domestic fuel distributors. Intersegment revenue eliminations relate primarily to transportation provided by the natural gas segment for the natural gas liquids segment. During 1993, natural gas sales and transportation revenues from San Antonio City Public Service accounted for approximately 11% of the Partnership's total consolidated operating revenues. No single unaffiliated customer accounted for more than 10% of the Partnership's total consolidated operating revenues during 1992 or 1991. Energy and its consolidated subsidiaries accounted for approximately 12%, 12% and 11% of the Partnership's total consolidated operating revenues during 1993, 1992 and 1991, respectively.

        The Partnership's natural gas segment has a concentration of customers in the natural gas transmission and distribution industries while its natural gas liquids segment has a concentration of customers in the refining and petrochemical industries. These concentrations of customers may impact the Partnership's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic or other conditions. However, the General Partner believes that the Partnership's portfolio of accounts receivable is sufficiently diversified to the extent necessary to minimize any potential credit risk. Historically, the Partnership has not had any significant problems in collecting its accounts receivable. The Partnership's accounts receivable are generally not collateralized.

5.  LEASE AND OTHER COMMITMENTS

        Valero Gas Storage Company ("Gas Storage"), a wholly owned subsidiary of VNGC, is the lessee under an operating lease for a gas storage facility (the "Wilson Storage Facility"). Gas Storage and Valero Transmission Company had previously entered into a gas storage agreement ("Gas Storage Agreement") which required Valero Transmission Company to pay to Gas Storage amounts essentially equivalent to the lease payments and operating costs in connection with Valero Transmission Company's use of the Wilson Storage Facility. Upon formation of the Partnership, Valero Transmission Company assigned the Gas Storage Agreement to Valero Transmission, L.P., and Valero Transmission, L.P. assumed Valero Transmission Company's obligation to make such payments to Gas Storage. The remaining primary lease term for the Wilson Storage Facility is six years with options to renew at varying terms. The future minimum lease payments related to this lease are included in the table below. The Partnership has other noncancelable operating leases with remaining terms ranging generally from one year to 13 years.

        During 1992, the Partnership entered into a capital lease with Energy to lease a gas processing plant near Thompsonville in South Texas and 48 miles of NGL product pipeline (the "Thompsonville Project"). The Thompsonville Project lease commenced December 1, 1992 and has a term of 15 years. During 1991, the Partnership entered into capital leases with Energy to lease an interest in an approximate 105-mile pipeline in East Texas (the "East Texas pipeline") and certain fractionation facilities in Corpus Christi, Texas. The East Texas pipeline lease commenced February 1, 1991 and has a term of 25 years while the lease for the fractionation facilities commenced December 1, 1991 and has a term of 15 years. As a result of the settlement and dismissal in 1992 of certain claims asserted in litigation filed against Energy and certain of its affiliates, officers and directors, Energy agreed to adjust the payments and certain other terms under these capital leases. Such adjusted payments are reflected in the table of future minimum lease payments shown below.

        The assets and associated obligations related to the capital leases with Energy described above are not subject to the Mortgage Note Indenture. The Partnership has the right to purchase all or any portion of these assets, subject to certain restrictions, under purchase option provisions of the respective lease agreements. The total cost of these leased facilities, which is included in the accompanying consolidated balance sheets under property, plant and equipment, was approximately $101 million. Amortization of these capital leases, which is included in depreciation expense in the accompanying consolidated income statements, was $5.3 million, $3.5 million and $2.2 million for 1993, 1992 and 1991, respectively.

        The related future minimum lease payments under the Partnership's capital leases and noncancelable operating leases as of December 31, 1993 are as follows (in thousands):

                                                                    Operating Leases
                                                                           Other Partnership
                                                             Partnership      Commitments
                                               Capital          Lease       (Wilson Storage
                                               Leases        Commitments        Facility)


        1994 . . . . . . . . . . . . . . . .  $   12,867       $1,873           $ 10,438
        1995 . . . . . . . . . . . . . . . .      12,867          147             10,438
        1996 . . . . . . . . . . . . . . . .      13,867          134             10,438
        1997 . . . . . . . . . . . . . . . .      15,114          105              9,832
        1998 . . . . . . . . . . . . . . . .      15,361          103             10,156
        Remainder. . . . . . . . . . . . . .     213,557          449             15,660
        Total minimum lease payments . . . .     283,633       $2,811            $66,962
          Less amount representing interest.     178,795
        Net present value of minimum lease
          payments . . . . . . . . . . . . .     104,838
          Less current maturities. . . . . .       1,051
          Capital lease obligations. . . . .  $  103,787

        The future minimum lease payments listed above under the caption "Partnership Lease Commitments" exclude certain operating lease commitments which are cancelable by the Partnership upon notice of one year or less. Consolidated rent expense was approximately $698,000, $833,000 and $746,000 for the years ended December 31, 1993, 1992 and 1991, respectively, and excludes amounts billed by Energy to the Partnership for its proportionate use of Energy's corporate headquarters office complex and related charges which are included in the management fee charged to the Partnership. See Note 1 - "Transactions with Energy." Rentals paid of $10,438,000 per year for 1993, 1992 and 1991 in connection with the Wilson Storage Facility were included in the computation of Transmission's weighted average cost of gas.

        The obligations of Gas Storage under the gas storage facility lease include its obligation to make scheduled lease payments and, in the event of a declaration of default and acceleration of the lease obligation, to make certain lump sum payments based on a stipulated loss value for the gas storage facility less the fair market sales price or fair market rental value of the gas storage facility. Under certain circumstances, a default by Energy or a subsidiary of Energy, including VNGC, with respect to its own indebtedness could result in a cross default under the gas storage facility lease. The General Partner believes that it is unlikely that a default by Energy or a subsidiary of Energy would result in acceleration of the gas storage facility lease, and further believes that such event, if it occurred, would not have a material adverse effect on the Partnership.

6.  LITIGATION AND CONTINGENCIES

Take-or-Pay and Related Claims

        As a result of past market conditions and contracting practices in the natural gas industry, numerous producers and other suppliers brought claims against Transmission asserting that it was in breach of contractual provisions requiring that it take, or pay for if not taken, certain specified volumes of natural gas. The Partnership has settled substantially all of the significant take-or-pay claims, pricing differences and contractual disputes heretofore brought against it. Although additional claims may arise under older contracts until their expiration or renegotiation, the General Partner believes that the Partnership has resolved substantially all of the significant take-or-pay claims that are likely to be made. As described below, Energy and/or the Partnership have agreed to bear a portion of certain potential liabilities that may be incurred by certain Partnership suppliers. Although the General Partner is currently unable to predict the total amount Transmission or the Partnership ultimately may pay or be required to pay in connection with the resolution of existing and potential take-or-pay claims, the General Partner believes that any remaining claims can be resolved on terms satisfactory to the Partnership and that the resolution of such claims and any potential claims has not had and will not have a material adverse effect on the Partnership's financial position or results of operations.

        In 1987, Transmission and a producer from whom Transmission has purchased natural gas entered into an agreement resolving certain take-or-pay issues between the parties in which Transmission agreed to pay one-half of certain excess royalty claims arising after the date of the agreement. The royalty owners of the producer recently completed an audit of the producer and have presented to the producer a claim for additional royalty payments in the amount of approximately $17.3 million, and accrued interest thereon of approximately $19.8 million. Approximately $8 million of the royalty owners' claim accrued after the effective date of the agreement between the producer and Transmission. The producer and Transmission are reviewing the royalty owners' claims. No lawsuit has been filed by the royalty owners. The General Partner believes that various defenses under the agreement may reduce any liability of Transmission to the producer in this matter.

        Valero Transmission Company and one of its gas suppliers are parties to various gas purchase contracts assigned to and assumed by Valero Transmission, L.P. upon formation of the Partnership in 1987. The supplier is also a party to a series of gas purchase contracts between the supplier, as buyer, and certain trusts, as seller, which are in litigation. Neither the Partnership nor Valero Transmission Company is a party to this litigation or the contracts between Transmission's supplier and the trusts. However, because of the relationship between Transmission's contracts with the supplier and the supplier's contracts with the trusts, and in order to resolve existing and potential disputes, the supplier, Valero Transmission Company and Valero Transmission, L.P. have agreed that they will cooperate in the conduct of this litigation, and that Valero Transmission Company and Valero Transmission, L.P. will bear a substantial portion of the costs of any appeal and any nonappealable final judgment rendered against the supplier. In the litigation, the trusts allege that Transmission's supplier has breached various minimum take, take-or-pay and other contractual provisions, and assert a statutory nonratability claim. The trusts seek alleged actual damages, including interest, of approximately $30 million and an unspecified amount of punitive damages. The District Court ruled on the plaintiff's motion for summary judgment, finding, among other things, that as a matter of law the three gas purchase contracts at issue were fully binding and enforceable, the supplier breached the minimum take obligations under one of the contracts, the supplier is not entitled to claimed offsets for gas purchased by third parties and the "availability" of gas for take-or-pay purposes is established solely by the delivery capacity testing procedures in the contracts. Damages, if any, have not been determined. Because of existing contractual obligations of Valero Transmission, L.P. to its supplier, the lawsuit may ultimately involve a contingent liability for Valero Transmission, L.P. The General Partner believes that the claims brought against the supplier have been significantly overstated, and that the supplier has a number of meritorious defenses to the claims including various regulatory, statutory, contractual and common law defenses. The Court recently granted the supplier's Motion for Continuance of the former January 10, 1994 trial date. This litigation is not currently set for trial.

        Payments that Transmission has made or agreed to make in connection with settlements to date are included in its deferred gas costs. The General Partner believes that the rate order under which Transmission currently operates (the "Rate Order"), issued in 1979 by the Railroad Commission of Texas (the "Railroad Commission," which regulates the sale and transportation of natural gas by intrastate pipeline systems in Texas), allows for the recovery of such costs. See Note 1 - "Other Assets" and "Customer Audit of Transmission" below. Certain take-or-pay and other claims have been resolved through the Partnership agreeing to provide discounted transportation services. These agreements do not involve a cash outlay by the Partnership but in certain cases have the effect of reducing transportation margins over an extended period of time.

        Any liability of Energy with respect to take-or-pay claims involving Transmission's intrastate pipeline operations has been assumed by the Partnership. Based upon the General Partner's beliefs and rate considerations discussed above, no liabilities have been recorded for any unresolved take-or-pay claims.

Other Litigation

        Seven lawsuits were filed in Chancery Court in Delaware against VNGP, L.P., VNGC and Energy and certain officers and directors of VNGC and/or Energy in response to the announcement by Energy on October 14, 1993 of its proposal to acquire the publicly traded Common Units of VNGP, L.P. pursuant to a proposed merger of VNGP, L.P. with a wholly owned subsidiary of Energy. See Note 1 - "Organization and Control." The suits were consolidated into a single proceeding by the Chancery Court on November 23, 1993. The plaintiffs sought to enjoin or rescind the proposed merger, alleging that the corporate defendants and the individual defendants, as officers or directors of the corporate defendants, engaged in actions in breach of the defendants' fiduciary duties to the Public Unitholders by proposing the merger. The plaintiffs alternatively sought an increase in the proposed merger consideration, unspecified compensatory damages and attorneys' fees. In December 1993, the parties reached a tentative settlement of the consolidated lawsuit. The terms of the settlement will not require a material payment by Energy or the Partnership. However, there can be no assurance that the settlement will be completed, or that it will be approved by the Chancery Court.

        In March 1993, two indirect wholly owned subsidiaries of Energy serving as general partners of two of VNGP, L.P.'s principal Subsidiary Operating Partnerships were served as third-party defendants in a lawsuit originally filed in 1991 by a subsidiary of The Coastal Corporation ("Coastal") against TransAmerican Natural Gas Corporation ("TANG"). In August 1993, Energy, VNGP, L.P. and certain of their respective subsidiaries were named as additional third-party defendants (collectively, including the original defendant subsidiaries, the "Valero Defendants") in this lawsuit. In its counterclaims against Coastal and third-party claims against the Valero Defendants, TANG alleges that it contracted to sell natural gas to Coastal at the posted field price of one of the Valero Defendants and that the Valero Defendants and Coastal conspired to set the posted field price at an artificially low level. TANG also alleges that the Valero Defendants and Coastal conspired to cause TANG to deliver unprocessed or "wet" gas, thus precluding TANG from extracting NGLs from its gas prior to delivery. TANG seeks actual damages of approximately $50 million, trebling of damages under antitrust claims, punitive damages of $300 million, and attorneys' fees. The General Partner believes that the plaintiff's claims have been exaggerated, and that Energy and the Partnership have meritorious defenses to such claims. In the event of an adverse determination involving Energy, Energy likely would seek indemnification from the Partnership under terms of the partnership agreements and other applicable agreements between VNGP, L.P., its subsidiary partnerships and their respective general partners. The Valero Defendants' motion for summary judgment on TANG's antitrust claims was argued on January 24, 1994. The court has not ruled on such motion. The current trial setting for this case is March 14, 1994.

        In September 1991, a lawsuit was filed by Valero Transmission, L.P. alleging breach of contract against a
producer.   On January 11, 1993, the defendant filed a cross-
action against Valero Transmission, L.P., Valero Industrial Gas, L.P. and Reata Industrial Gas, L.P. The defendant asserted claims for actual damages for failure to pay for goods and services delivered. Additionally, the defendant asserted various other cross-claims, including conversion, breach of contract, breach of an alleged duty to market gas in good faith, tortious breach of a duty imposed by law and tortious negligence. The defendant sought actual damages aggregating not less than $1 million, injunctive relief, attorneys fees and costs, and exemplary damages in the amount of not less than $20 million. In January 1994, the parties reached a tentative settlement of the lawsuit on terms immaterial to the Partnership.

        The Partnership was a party to a lawsuit originally filed in 1988 in which Energy, Valero Transmission Company, VNGP, L.P., the Management Partnership and Valero Transmission, L.P. (the "Valero Defendants") and a subsidiary of Coastal were alleged to be liable for failure to take minimum quantities of gas, failure to make take-or-pay payments and other breach of contract and breach of fiduciary duty claims. The plaintiffs sought declaratory relief, actual damages in excess of $37 million and unspecified punitive damages. During the third quarter of 1992, the plaintiffs, Coastal and the Valero Defendants settled this lawsuit on terms which were not material to the Valero Defendants and on July 19, 1993, this lawsuit was dismissed. On November 16, 1992, prior to entry of the order of dismissal, NationsBank of Texas, N.A., as trustee for certain trusts (the "Intervenors"), filed a plea in intervention to intervene in the lawsuit. The Intervenors asserted that they held a non-participating mineral interest in the lands subject to the litigation and that their rights were not protected by the plaintiffs in the settlement. On February 4, 1993, the Court struck the Intervenors' plea in intervention. However, on February 2, 1993, the Intervenors had filed a separate suit in the 160th State District Court, Dallas County, Texas, against all prior defendants and an additional defendant, substantially adopting in form and substance the allegations and claims in the original litigation. In February 1994, the parties reached a tentative settlement of the lawsuit on terms immaterial to the Partnership.

 City of Houston Franchise Fee Audit

        In a letter dated September 1, 1993 from the City of Houston (the "City") to Valero Transmission Company ("VTC"), the City stated its intent to bring suit against VTC for certain claims asserted by the City under the franchise agreement between the City and VTC. VTC is the general partner of Valero Transmission, L.P. The franchise agreement was assigned to and assumed by Valero Transmission, L.P. upon formation of the Partnership in 1987. In the letter, the City declared a conditional forfeiture of the franchise rights based on the City's claims. In a letter dated October 27, 1993, the City claimed that VTC owes to the City franchise fees and accrued interest thereon aggregating approximately $13.5 million. In a letter dated November 9, 1993, the City claimed an additional
$18 million in damages related to the City's allegations that VTC engaged in unauthorized activities under the franchise agreement by transmitting gas for resale and by transporting gas for third parties on the franchised premises. The City has not filed a lawsuit. The General Partner believes that the City's claims are significantly overstated and that VTC has a number of meritorious defenses to the claims. Any liability of VTC with respect to the City's claims has been assumed by the Partnership.

 Customer Audit of Transmission

        Transmission's Rate Order provides for Transmission to sell gas at its weighted average cost of gas, as defined ("WACOG"), plus a margin of $.15 per Mcf. In addition to the cost of gas purchases, Transmission's WACOG has included storage, gathering and other fixed costs totalling approximately $19 million per year, and amortization of deferred gas costs related to the settlement of take-or-pay and related claims (see Note 1 - "Other Assets" and "Take-or-Pay and Related Claims" above). Transmission's gas purchases include high-cost casinghead gas and certain special allowable gas that Transmission is required to purchase contractually and under the Railroad Commission's priority rules. Transmission's sales volumes have been decreasing with the expiration of its sales contracts including the July 1992 expiration of a contract representing approximately 37% of Transmission's sales volumes for the first six months of 1992. As a result of each of these factors, Transmission's WACOG and gas sales price are substantially in excess of market clearing levels.

        Transmission's WACOG has been periodically audited by certain of its customers, as allowed under the Rate Order. One such customer (the "Customer") questioned the application of certain of Transmission's current rate policies to future periods in light of the decreases that have occurred in Transmission's throughput, and the Customer has recently completed its audit of Transmission's WACOG with respect thereto. For 1993, the Customer represented approximately 70% of Transmission's sales volumes and such percentage is expected to increase as other sales contracts expire and are not renewed. As a result of the Customer's audit, Transmission and the Customer entered into a settlement agreement which excludes certain of the fixed costs described above from Transmission's WACOG, effective with July 1993 sales, resulting in a reduction of the Partnership's annual net income by approximately $6 million. Upon the termination of Transmission's gas sales contract with the Customer in 1998, Transmission's fixed costs, including storage (see Note 5), would be charged to income instead of recovered through its gas sales rates. Transmission expects to recover its deferred gas costs over a period of approximately eight years. The recovery of any additional payments made in connection with any future settlements would be limited.

        The Partnership is also a party to additional claims and legal proceedings arising in the ordinary course of business. The General Partner believes it is unlikely that the final outcome of any of the claims or proceedings to which the Partnership is a party, including those described above, would have a material adverse effect on the Partnership's financial position or results of operations; however, due to the inherent uncertainties of litigation, the range of possible loss, if any, cannot be estimated with a reasonable degree of precision and there can be no assurance that the resolution of any particular claim or proceeding would not have an adverse effect on the Partnership's results of operations for the fiscal period in which such resolution occurred.

7.  QUARTERLY RESULTS OF OPERATIONS (Unaudited)

        The results of operations by quarter for the years ended
December 31, 1993 and 1992 were as follows (in thousands of dollars, except per Unit amounts):

                                                                              Net Income
                                                                   Net        (Loss) Per
                                   Operating       Operating      Income        Limited
                                    Revenues        Income        (Loss)     Partner Unit


       1993-Quarter Ended:
          March 31 . . . . . .    $  331,484       $ 21,747      $  5,133       $   .26
          June 30. . . . . . .       326,259         23,496         7,699           .39
          September 30 . . . .       336,893         19,812         3,621           .18
          December 31. . . . .       331,822         14,423        (2,006)         (.11)
            Total. . . . . . .    $1,326,458       $ 79,478      $ 14,447       $   .72

       1992-Quarter Ended:
          March 31 . . . . . .    $  265,745       $ 18,785      $  2,617       $   .13
          June 30. . . . . . .       276,609         22,035         6,155           .31
          September 30 . . . .       314,245         30,032        13,901           .72
          December 31. . . . .       340,530         18,989         2,313           .11
            Total. . . . . . .    $1,197,129       $ 89,841      $ 24,986       $  1.27

                          VALERO NATURAL GAS PARTNERS, L.P.
                             CONSOLIDATED BALANCE SHEETS
                               (Thousands of Dollars)

                                                            March 31,
                                                              1994        December 31,
                                                           (Unaudited)        1993
                         ASSETS
CURRENT ASSETS:
  Cash and temporary cash investments. . . . . . . . .     $    9,703     $    5,523
  Cash held in debt service escrow . . . . . . . . . .           -            34,186
  Receivables, less allowance for doubtful accounts of
    $2,102 (1994 and 1993) . . . . . . . . . . . . . .        167,900        154,503
  Inventories. . . . . . . . . . . . . . . . . . . . .         18,280         25,434
  Prepaid expenses and other . . . . . . . . . . . . .          8,058          5,321
                                                              203,941        224,967

PROPERTY, PLANT AND EQUIPMENT-including
  construction in progress of $5,435 (1994)
  and $16,728 (1993), at cost. . . . . . . . . . . . .        943,434        939,565
    Less:  Accumulated depreciation. . . . . . . . . .        208,143        199,763
                                                              735,291        739,802

DEFERRED CHARGES AND OTHER ASSETS. . . . . . . . . . .         79,297         80,313
                                                           $1,018,529     $1,045,082
            LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
  Current maturities of long-term debt and capital
    lease obligations. . . . . . . . . . . . . . . . .     $   31,438     $   28,908
  Notes payable. . . . . . . . . . . . . . . . . . . .         21,000           -
  Accounts payable . . . . . . . . . . . . . . . . . .        233,019        216,953
  Accrued interest . . . . . . . . . . . . . . . . . .          5,269         18,692
  Other accrued expenses . . . . . . . . . . . . . . .          2,987          8,719
                                                              293,713        273,272

LONG-TERM DEBT, less current maturities. . . . . . . .        476,072        506,429

CAPITAL LEASE OBLIGATIONS, less current maturities . .        103,741        103,787

DEFERRED CREDITS AND OTHER LIABILITIES . . . . . . . .          2,006          1,548

LIMITED PARTNERS' CAPITAL. . . . . . . . . . . . . . .        141,933        158,448

GENERAL PARTNERS' CAPITAL. . . . . . . . . . . . . . .          1,064          1,598
                                                           $1,018,529     $1,045,082


See Notes to Consolidated Financial Statements.

                          VALERO NATURAL GAS PARTNERS, L.P.
                          CONSOLIDATED STATEMENTS OF INCOME
                  (Thousands of Dollars, Except Per Unit Amounts)
                                        (Unaudited)

                                                               Three Months Ended
                                                                   March 31,
                                                              1994           1993

OPERATING REVENUES . . . . . . . . . . . . . . . . . .       $379,664       $367,310

COSTS AND EXPENSES:
  Cost of sales. . . . . . . . . . . . . . . . . . . .        335,331        307,483
  Operating expenses . . . . . . . . . . . . . . . . .         33,347         29,061
  Depreciation expense . . . . . . . . . . . . . . . .          9,234          9,019
    Total. . . . . . . . . . . . . . . . . . . . . . .        377,912        345,563

OPERATING INCOME . . . . . . . . . . . . . . . . . . .          1,752         21,747

OTHER INCOME, NET. . . . . . . . . . . . . . . . . . .            501            348

INTEREST AND DEBT EXPENSE:
  Incurred . . . . . . . . . . . . . . . . . . . . . .        (16,836)       (17,279)
  Capitalized. . . . . . . . . . . . . . . . . . . . .            136            317

NET INCOME (LOSS). . . . . . . . . . . . . . . . . . .        (14,447)         5,133
  Less:  General Partners' interest. . . . . . . . . .           (243)           359

NET INCOME (LOSS) ALLOCABLE TO LIMITED
  PARTNERS . . . . . . . . . . . . . . . . . . . . . .       $(14,204)      $  4,774

NET INCOME (LOSS) PER LIMITED PARTNER UNIT . . . . . .       $   (.77)      $    .26

WEIGHTED AVERAGE LIMITED PARTNER UNITS
  OUTSTANDING (in thousands) . . . . . . . . . . . . .         18,487         18,487

See Notes to Consolidated Financial Statements.

                           VALERO NATURAL GAS PARTNERS, L.P.
                     CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                 (Thousands of Dollars)
                                       (Unaudited)

                                             Limited Partners' Capital           General
                                              Common         Common             Partners'
                                              Units       Unitholders            Capital

BALANCE - December 31, 1993. . . . . .      18,486,538      $158,448              $1,598
  Net loss . . . . . . . . . . . . . .          -            (14,204)               (243)
  Distributions. . . . . . . . . . . .          -             (2,311)               (291)
BALANCE - March 31, 1994 . . . . . . .      18,486,538      $141,933              $1,064

BALANCE - December 31, 1992. . . . . .      18,486,538      $154,461              $1,558
  Net income . . . . . . . . . . . . .          -              4,774                 359
  Distributions. . . . . . . . . . . .          -             (2,311)               (262)
BALANCE - March 31, 1993 . . . . . . .      18,486,538      $156,924              $1,655

See Notes to Consolidated Financial Statements.

                                VALERO NATURAL GAS PARTNERS, L.P.
                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                      (Thousands of Dollars)
                                           (Unaudited)

                                                                              Three Months Ended
                                                                                   March 31,
                                                                              1994           1993

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss). . . . . . . . . . . . . . . . . . . . . . . . . .     $ (14,447)     $   5,133
  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
      Depreciation expense . . . . . . . . . . . . . . . . . . . . . .         9,234          9,019
      Amortization of deferred charges and other, net. . . . . . . . .           484            910
      Changes in current assets and current liabilities. . . . . . . .         1,224            506
      Changes in deferred items and other, net . . . . . . . . . . . .         1,225          2,445
          Net cash provided by (used in) operating activities. . . . .        (2,280)        18,013

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital additions. . . . . . . . . . . . . . . . . . . . . . . . . .        (4,641)       (10,787)
  Dispositions of property, plant and equipment. . . . . . . . . . . .           180          1,906
  Other, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (262)           268
    Net cash used in investing activities. . . . . . . . . . . . . . .        (4,723)        (8,613)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Reduction of long-term debt and capital lease obligations. . . . . .       (28,108)       (25,400)
  Increase in notes payable. . . . . . . . . . . . . . . . . . . . . .        21,000          -
  Decrease in cash held in debt service escrow for principal . . . . .        20,893         19,018
  Partnership distributions. . . . . . . . . . . . . . . . . . . . . .        (2,602)        (2,573)
    Net cash provided by (used in) financing activities. . . . . . . .        11,183         (8,955)

NET INCREASE IN CASH AND TEMPORARY
  CASH INVESTMENTS . . . . . . . . . . . . . . . . . . . . . . . . . .         4,180            445

CASH AND TEMPORARY CASH INVESTMENTS AT
  BEGINNING OF PERIOD. . . . . . . . . . . . . . . . . . . . . . . . .         5,523          6,598

CASH AND TEMPORARY CASH INVESTMENTS AT
  END OF PERIOD  . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   9,703      $   7,043

See Notes to Consolidated Financial Statements.

                  VALERO NATURAL GAS PARTNERS, L.P.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1

  Basis of Presentation

          The consolidated financial statements included herein have been prepared by the general partner of Valero Natural Gas Partners, L.P. ("VNGP, L.P.", and together with its consolidated subsidiaries, the "Partnership") without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. However, all adjustments have been made to the accompanying financial statements which are, in the opinion of the general partner, necessary for a fair presentation of the results of operations for the periods covered. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the general partner believes that the disclosures are adequate to make the information presented herein not misleading. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in VNGP, L.P.'s latest Annual Report on Form 10-K. Certain prior period amounts have been reclassified for comparative purposes.


Note 2

  Statements of Cash Flows

          In order to determine net cash provided by (used in) operating activities, net income (loss) has been adjusted by, among other things, changes in current assets and current liabilities, excluding changes in cash and temporary cash investments, cash held in debt service escrow for principal, current maturities of long-term debt and capital lease obligations, and notes payable. Those changes, shown as an (increase)/decrease in current assets and an increase/(decrease) in current liabilities, are provided in the following table. Temporary cash investments are highly liquid low-risk debt instruments which have a maturity of three months or less when acquired and whose carrying amount approximates fair value. (Dollars in thousands.)

                                                                Three Months Ended
                                                                     March 31,
                                                               1994            1993

     Cash held in debt service escrow for interest . .       $ 13,293        $ 13,846
     Receivables, net. . . . . . . . . . . . . . . . .        (13,397)        (34,363)
     Inventories . . . . . . . . . . . . . . . . . . .          7,154          23,422
     Prepaid expenses and other. . . . . . . . . . . .         (2,737)          2,260
     Accounts payable. . . . . . . . . . . . . . . . .         16,066          11,746
     Accrued interest. . . . . . . . . . . . . . . . .        (13,423)        (11,576)
     Other accrued expenses. . . . . . . . . . . . . .         (5,732)         (4,829)
       Total . . . . . . . . . . . . . . . . . . . . .       $  1,224        $    506


          Cash interest paid by the Partnership (net of amounts capitalized) for the three months ended March 31, 1994 and 1993 was $29.8 million and $27.9 million, respectively. No cash payments for income taxes were made during these periods. The Partnership is not subject to federal income taxes.


Note 3

  Valero Energy Corporation

          VNGP, L.P., Valero Management Partnership, L.P. (the "Management Partnership") and various subsidiary operating partnerships (the "Subsidiary Operating Partnerships"), all Delaware limited partnerships, are the successors to substantially all of the natural gas pipeline and natural gas liquids businesses, assets and liabilities of substantially all of the subsidiaries of Valero Natural Gas Company ("VNGC") and the transmission division of Rio Grande Valley Gas Company ("Rio"). VNGC is, and Rio at the time of such succession was, a wholly owned subsidiary of Valero Energy Corporation. (Unless otherwise required by the context, the term "Energy" as used herein refers to Valero Energy Corporation and its consolidated subsidiaries, both individually and collectively). VNGC is the general partner of VNGP, L.P. and the Management Partnership (in such capacity, the "General Partner"), while subsidiaries of VNGC are general partners (the "Subsidiary General Partners") of the respective Subsidiary Operating Partnerships. As of March 31, 1994, Energy's total effective equity interest in the Partnership was approximately 49%.

          The Partnership enters into various types of transactions with Energy in the normal course of business on market-related terms and conditions. As of March 31, 1994 and December 31, 1993, the Partnership had recorded approximately $24.2 million and $31.8 million, respectively, in accounts payable and accrued expenses, net of accounts receivable, due to Energy. The following table summarizes transactions between the Partnership and Energy for the three months ended March 31, 1994 and 1993 (in thousands):

                                                                      Three Months Ended
                                                                          March 31,
                                                                     1994           1993

     Natural gas liquid ("NGL") sales to and services for Energy .  $21,513        $19,790
     Natural gas sales to Energy . . . . . . . . . . . . . . . . .    6,069         14,216
     Purchases of NGLs and natural gas, and
       transportation and other charges from Energy. . . . . . . .    6,524         10,298
     Interest expense from capital lease transactions with
       Energy. . . . . . . . . . . . . . . . . . . . . . . . . . .    3,193          3,195
     Management fees for direct and indirect costs billed
       by the General Partner and affiliated companies . . . . . .   20,702         20,072


          In October 1993, Energy publicly announced its proposal to acquire the 9.7 million issued and outstanding common units of limited partner interests ("Common Units") in VNGP, L.P. held by persons other than Energy (the "Public Unitholders") pursuant to a merger of VNGP, L.P. with a wholly owned subsidiary of Energy. Effective December 20, 1993, Energy, VNGP, L.P. and VNGC entered into an agreement of merger (the "Merger Agreement"). In the merger, the Common Units held by the Public Unitholders will be converted into the right to receive cash in the amount of $12.10 per Common Unit. As a result of the merger, VNGP, L.P. would become a wholly owned subsidiary of Energy. A proposal to approve the merger will be submitted to the holders of Common Units at a special meeting of Unitholders scheduled to be held May 31, 1994. Consummation of the merger is subject to, among other things, approval of the merger by the holders of a majority of the issued and outstanding Common Units and by a majority of the Common Units held by the Public Unitholders voted at the special meeting. Energy owns approximately 47.5% of the outstanding Common Units and intends to vote its Common Units in favor of the merger. There can be no assurance that the merger will be completed.

          In order to provide for the proposed merger, during the first quarter of 1994, Energy completed an underwritten public offering of convertible preferred stock and obtained satisfactory waivers, consents or amendments to certain of its financial agreements. Energy also completed a $250 million bank credit agreement, which will become effective only if the merger is completed, to replace its current principal bank credit agreement and the short-term bank lines of the Management Partnership. It is also a condition precedent to the effectiveness of Energy's new bank credit agreement that the litigation seeking to prevent the proposed merger and described in Note 6 under "Other Litigation" is settled.


Note 4

  Deferred Gas Costs

          Payments made or agreed to be made to date in connection with the settlement of certain disputed contractual issues with gas suppliers of Transmission are initially deferred. (References to Transmission prior to March 25, 1987 refer to Valero Transmission Company, a wholly owned subsidiary of VNGC, and after that date to its successor in interest, Valero Transmission, L.P., a Subsidiary Operating Partnership). The balance of such payments is subsequently reduced as recoveries are made through Transmission's rates. The balance of deferred gas costs of $67 million at December 31, 1993 is included in noncurrent other assets. The balance of deferred gas costs of $71 million at March 31, 1994 is included in noncurrent other assets and current receivables and is expected to be recovered over future periods. The recovery of any additional payments made in connection with any future settlements, however, would be limited.

Note 5

  Price Risk Management Activities

          The Partnership, through its Market Center Services Program established in 1992, enters into exchange-traded futures and options contracts, forward contracts, swaps and other financial instruments with third parties to hedge the prices for purchases and sales of natural gas inventories and certain anticipated purchases of natural gas to be consumed in NGL operations, in order to reduce the risk of market fluctuations. Changes in the market value of these contracts are deferred until the gain or loss is recognized on the hedged transaction.
Natural gas volumes in storage totalled approximately 4.7 billion cubic feet ("Bcf") and 10.3 Bcf at March 31, 1994 and December 31, 1993, respectively. The Partnership also utilizes price risk management techniques to provide services to gas producers and end users for a fee. As of March 31, 1994, the Partnership had outstanding contracts for natural gas with notional or contract volumes totalling approximately 48.6 Bcf for which the Partnership is the fixed price payor and 20.6 Bcf for which the Partnership is the fixed price receiver. Such contracts run for a period of one to nine months. The General Partner believes that there will not be a significant effect on financial position or results of operations of the Partnership related to such contracts as a result of market fluctuations. As of December 31, 1993, the notional or contract volumes of outstanding natural gas contracts for which the Partnership was the fixed price payor and receiver totalled approximately 18.5 Bcf and 30.6 Bcf, respectively. During the first quarter of 1994 and 1993, the Partnership recognized approximately $.8 million and $4.2 million, respectively, in gas cost reductions and other benefits from this program.


Note 6

  Litigation and Contingencies

    Take-or-Pay and Related Claims

          As a result of past market conditions and contracting practices in the natural gas industry, numerous producers and other suppliers brought claims against Transmission asserting that it was in breach of contractual provisions requiring that it take, or pay for if not taken, certain specified volumes of natural gas. The Partnership has settled substantially all of the significant take-or-pay claims, pricing differences and contractual disputes heretofore brought against it. Although additional claims may arise under older contracts until their expiration or renegotiation, the General Partner believes that the Partnership has resolved substantially all of the significant take-or-pay claims that are likely to be made. As described below, Energy and/or the Partnership have agreed to bear a portion of certain potential liabilities that may be incurred by certain Partnership suppliers. However, any liability of Energy with respect to these claims or any take-or-pay claims involving Transmission's intrastate pipeline operations has been assumed by the Partnership. Although the General Partner is currently unable to predict the total amount Transmission or the Partnership ultimately may pay or be required to pay in connection with the resolution of existing and potential take-or-pay claims, the General Partner believes that any remaining claims can be resolved on terms satisfactory to the Partnership and that the resolution of such claims and any potential claims has not had and will not have a material adverse effect on the Partnership's financial position or results of operations.

          In 1987, Transmission and a producer from whom Transmission has purchased natural gas entered into an agreement resolving certain take-or-pay issues between the parties in which Transmission agreed to pay one-half of certain excess royalty claims arising after the date of the agreement. The royalty owners of the producer recently completed an audit of the producer and have presented to the producer a claim for additional royalty payments in the amount of approximately $17.3 million, and accrued interest thereon of approximately $19.8 million. Approximately $8 million of the royalty owners' claim accrued after the effective date of the agreement between the producer and Transmission. The producer and Transmission are reviewing the royalty owners' claims. No lawsuit has been filed by the royalty owners. The General Partner believes that various defenses may reduce or eliminate any liability of Transmission to the producer in this matter.

          Valero Transmission Company and one of its gas suppliers are parties to various gas purchase contracts assigned to and assumed by Valero Transmission, L.P. upon formation of the Partnership in 1987. The supplier is also a party to a series of gas purchase contracts between the supplier, as buyer, and certain trusts, as seller. In 1989, the trusts brought suit against the supplier, alleging breach of various minimum take, take-or-pay and other contractual provisions, and asserting a statutory nonratability claim. In the trusts' claims against the supplier, the trusts seek alleged actual damages, including interest, of approximately $30 million. Neither Valero Transmission Company nor Valero Transmission, L.P. was originally a party to this lawsuit. However, because of the relationship between Transmission's contracts with the supplier and the supplier's contracts with the trusts, and in order to resolve existing and potential disputes, the supplier, Valero Transmission Company and Valero Transmission, L.P. agreed in March 1991 to cooperate in the conduct of the litigation, and agreed that Valero Transmission Company and Valero Transmission, L.P. will bear a substantial portion of the costs of any appeal and any nonappealable final judgment rendered against the supplier. In January 1993, the District Court ruled on the trusts' motion for summary judgment, finding that as a matter of law the three gas purchase contracts at issue were fully binding and enforceable, the supplier breached the minimum take obligations under one of the contracts, the supplier is not entitled to claimed offsets for gas purchased by third parties and the "availability" of gas for take-or-pay purposes is established solely by the delivery capacity testing procedures in the contracts. Damages, if any, were not determined. On
April 15, 1994, the trusts named Valero Transmission Company and Valero Transmission, L.P. as additional defendants (the "Valero Defendants") to the lawsuit, alleging that the Valero Defendants maliciously interfered with the trusts' contracts with the supplier. In the trusts' claim against the Valero Defendants, the trusts seek unspecified actual and punitive damages. The General Partner believes that the claims brought by the trusts have been significantly overstated, and that the supplier and the Valero Defendants have a number of meritorious defenses to the claims. This litigation is not currently set for trial.

          Payments that Transmission has made or agreed to make in connection with settlements to date are included in its deferred gas costs. The General Partner believes that the rate order under which Transmission currently operates (the "Rate Order"), issued in 1979 by the Railroad Commission of Texas (the "Railroad Commission," which regulates the sale and transportation of natural gas by intrastate pipeline systems in Texas), allows for the recovery of such costs. See Note 4. Certain take-or-pay and other claims have been resolved through the Partnership agreeing to provide discounted transportation services. These agreements do not involve a cash outlay by the Partnership but in certain cases have the effect of reducing transportation margins over an extended period of time.

    Other Litigation

          Seven lawsuits were filed in Chancery Court in Delaware against VNGP, L.P., VNGC and Energy and certain officers and directors of VNGC and/or Energy in response to the announcement by Energy on October 14, 1993 of its proposal to acquire the publicly traded Common Units of VNGP, L.P. pursuant to a proposed merger of VNGP, L.P. with a wholly owned subsidiary of Energy. See Note 3. The suits were consolidated into a single proceeding by the Chancery Court on November 23, 1993. The plaintiffs sought to enjoin or rescind the proposed merger, alleging that the corporate defendants and the individual defendants, as officers or directors of the corporate defendants, engaged in actions in breach of the defendants' fiduciary duties to the Public Unitholders by proposing the merger. The plaintiffs alternatively sought an increase in the proposed merger consideration, unspecified compensatory damages and attorneys' fees. In December 1993, the attorneys representing the plaintiffs entered into a memorandum of understanding with Energy and VNGP, L.P. pursuant to which the attorneys have agreed to recommend that the Chancery Court approve a settlement of the litigation. The proposed settlement will not require a material payment by Energy or the Partnership. On April 29, 1994, notice of the proposed settlement, including a description of the terms of the settlement, was mailed to the Public Unitholders by order of the Chancery Court. A hearing to consider approval of the settlement has been scheduled in the Chancery Court for May 31, 1994. There can be no assurance that the settlement will be approved by the Chancery Court.

          Energy, VNGP, L.P., and certain of their respective subsidiaries are defendants in a lawsuit originally filed in January 1993. The lawsuit is based upon construction work performed by the plaintiff at certain of the Partnership's gas processing plants in 1991 and 1992. The plaintiff alleges that it performed work for the defendants for which it was not compensated. The plaintiff's second amended petition, filed April 30, 1994, asserts claims for breach of contract, quantum meruit, wrongful failure to pay retainage, fraudulent misrepresentation, conspiracy, breach of the implied covenant of good faith and fair dealing, and other commercial tort claims. The plaintiff alleges actual damages of approximately
$9.7 million and punitive damages of $45.5 million. The defendants have filed a motion for summary judgment and a motion to transfer venue to Bexar County.

          The Partnership was a party to a lawsuit originally filed in 1988 in which Energy, Valero Transmission Company, VNGP, L.P., the Management Partnership and Valero Transmission, L.P. (the "Valero Defendants") and a subsidiary of The Coastal Corporation ("Coastal") were alleged to be liable for failure to take minimum quantities of gas, failure to make take-or-pay payments and other breach of contract and breach of fiduciary duty claims. The plaintiffs sought declaratory relief, actual damages in excess of $37 million and unspecified punitive damages. During the third quarter of 1992, the plaintiffs, Coastal and the Valero Defendants settled this lawsuit on terms which were not material to the Valero Defendants and on July 19, 1993, this lawsuit was dismissed. On November 16, 1992, prior to entry of the order of dismissal, NationsBank of Texas, N.A., as trustee for certain trusts (the "Intervenors"), filed a plea in intervention to intervene in the lawsuit. The Intervenors asserted that they held a non-participating mineral interest in the lands subject to the litigation and that their rights were not protected by the plaintiffs in the settlement. On
February 4, 1993, the Court struck the Intervenors' plea in intervention. However, on February 2, 1993, the Intervenors had filed a separate suit in the 160th State District Court, Dallas County, Texas, against all prior defendants and an additional defendant, substantially adopting in form and substance the allegations and claims in the original litigation. In
February 1994, the parties reached a tentative settlement of the lawsuit on terms immaterial to the Partnership.

   City of Houston Franchise Fee Audit

          In a letter dated September 1, 1993 from the City of Houston (the "City") to Valero Transmission Company ("VTC"), the City stated its intent to bring suit against VTC for certain claims asserted by the City under the franchise agreement between the City and VTC. VTC is the general partner of Valero Transmission, L.P. The franchise agreement was assigned to and assumed by Valero Transmission, L.P. upon formation of the Partnership in 1987. In the letter, the City declared a conditional forfeiture of the franchise rights based on the City's claims. In a letter dated October 27, 1993, the City claimed that VTC owes to the City franchise fees and accrued interest thereon aggregating approximately $13.5 million. In a letter dated November 9, 1993, the City claimed an additional
$18 million in damages related to the City's allegations that VTC engaged in unauthorized activities under the franchise agreement by transmitting gas for resale and by transporting gas for third parties on the franchised premises. The City has not filed a lawsuit. The General Partner believes that the City's claims are overstated and that VTC has a number of defenses to the claims. Energy and the City have engaged in formal discussions regarding the possible settlement of the City's claims, but no agreement has been concluded. Any liability of VTC with respect to the City's claims has been assumed by the Partnership.

          The Partnership is also a party to additional claims and legal proceedings arising in the ordinary course of business. The General Partner believes it is unlikely that the final outcome of any of the claims or proceedings to which the Partnership is a party, including those described above, would have a material adverse effect on the Partnership's financial position or results of operations; however, due to the inherent uncertainties of litigation, the range of possible loss, if any, cannot be estimated with a reasonable degree of precision and there can be no assurance that the resolution of any particular claim or proceeding would not have an adverse effect on the Partnership's results of operations for the fiscal period in which such resolution occurred.

Item 7(b).  Pro Forma Financial Information.

                                VALERO ENERGY CORPORATION AND SUBSIDIARIES
                              PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                             March 31, 1994
                                         (Thousands of dollars)
                                              (Unaudited)
                                                                                            VALERO
                                            VALERO          VNGP,                           ENERGY
                                            ENERGY          L.P.                           Pro Forma
     ASSETS                               Historical     Historical     ADJUSTMENTS       Consolidated


CURRENT ASSETS. . . . . . . . . . . .     $  346,536     $  203,941    $(160,397) <F1>     $  390,080
PROPERTY, PLANT AND
 EQUIPMENT, NET . . . . . . . . . . .      1,294,376        735,291       28,758  <F2>      2,058,425
INVESTMENT IN AND LEASES
 RECEIVABLE FROM VALERO
 NATURAL GAS PARTNERS, L.P. . . . . .        123,055          -         (123,055) <F3>          -
INVESTMENT IN AND ADVANCES TO
 JOINT VENTURES . . . . . . . . . . .         29,674          -            -                   29,674
DEFERRED CHARGES AND OTHER
 ASSETS . . . . . . . . . . . . . . .         74,548         79,297      (24,279) <F2>        129,566
                                          $1,868,189     $1,018,529    $(278,973)          $2,607,745

  LIABILITIES AND STOCKHOLDERS'
    EQUITY/PARTNERS' CAPITAL

CURRENT LIABILITIES . . . . . . . . .     $  141,275     $  293,713    $ (40,167) <F1><F3> $  394,821
LONG-TERM DEBT,
 less current maturities. . . . . . .        424,844        476,072        -                  900,916
CAPITAL LEASE OBLIGATIONS,
 less current maturities. . . . . . .          -            103,741     (103,741) <F3>          -
DEFERRED INCOME TAXES . . . . . . . .        235,640          -            -                  235,640
DEFERRED CREDITS AND
 OTHER LIABILITIES. . . . . . . . . .         40,021          2,006        7,932  <F2>         49,959
REDEEMABLE PREFERRED STOCK,
 SERIES A . . . . . . . . . . . . . .         13,800          -            -                   13,800
STOCKHOLDERS' EQUITY. . . . . . . . .      1,012,609          -            -                1,012,609
PARTNERS' CAPITAL . . . . . . . . . .          -            142,997     (142,997) <F3>          -
                                          $1,868,189     $1,018,529    $(278,973)          $2,607,745

                               VALERO ENERGY CORPORATION AND SUBSIDIARIES
                               PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                               For the Three Months Ended March 31, 1994
                            (Thousands of Dollars, Except per Share Amounts)
                                              (Unaudited)
                                                                                               VALERO
                                           VALERO          VNGP,                               ENERGY
                                           ENERGY          L.P.                               Pro Forma
                                         Historical     Historical        ADJUSTMENTS        Consolidated


OPERATING REVENUES. . . . . . . . . . . . $281,277       $379,664       $(53,768) <F1><F2>     $607,173

COSTS AND EXPENSES:
 Cost of sales. . . . . . . . . . . . . .  210,107        335,331        (34,170) <F1><F2>      511,268
 Operating expenses . . . . . . . . . . .   30,024         33,347        (21,022) <F1><F2>       42,349
 Depreciation expense . . . . . . . . . .   15,568          9,234           (147) <F2>           24,655
                                           255,699        377,912        (55,339)               578,272

OPERATING INCOME. . . . . . . . . . . . .   25,578          1,752          1,571                 28,901

EQUITY IN EARNINGS (LOSSES) OF AND
 INCOME FROM VALERO NATURAL
 GAS PARTNERS, L.P. . . . . . . . . . . .   (2,908)         -              2,908  <F3>            -

OTHER INCOME (EXPENSE), NET . . . . . . .     (918)           501            226  <F2>             (191)

INTEREST AND DEBT EXPENSE:
 Incurred . . . . . . . . . . . . . . . .  (12,048)       (16,836)         4,837  <F2><F3><F4>  (24,047)
 Capitalized. . . . . . . . . . . . . . .      279            136          -                        415

INCOME (LOSS) BEFORE INCOME
 TAXES. . . . . . . . . . . . . . . . . .    9,983        (14,447)         9,542                  5,078

INCOME TAX EXPENSE. . . . . . . . . . . .    3,700          -             (1,700) <F5>            2,000

NET INCOME (LOSS) . . . . . . . . . . . .    6,283        (14,447)        11,242                  3,078
 Less: preferred stock
   dividend requirements. . . . . . . . .      532          -              2,456  <F6>            2,988

NET INCOME (LOSS) APPLICABLE TO
 COMMON STOCK . . . . . . . . . . . . . . $  5,751       $(14,447)      $  8,786               $     90

EARNINGS PER SHARE OF COMMON
 STOCK. . . . . . . . . . . . . . . . . . $    .13                                             $    .00


                                              VALERO ENERGY CORPORATION AND SUBSIDIARIES
                                              PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                                                 For the Year Ended December 31, 1993
                                           (Thousands of Dollars, Except per Share Amounts)
                                                             (Unaudited)
                                                                                               VALERO
                                          VALERO          VNGP,                                ENERGY
                                          ENERGY          L.P.                                Pro Forma
                                        Historical     Historical       ADJUSTMENTS          Consolidated


OPERATING REVENUES. . . . . . . . . .   $1,222,239     $1,326,458     $(273,338) <F1><F2>     $2,275,359

COSTS AND EXPENSES:
 Cost of sales. . . . . . . . . . . .      970,435      1,090,363      (197,465) <F1><F2>      1,863,333
 Operating expenses . . . . . . . . .      119,567        120,171       (82,254) <F1><F2>        157,484
 Depreciation expense . . . . . . . .       56,733         36,446          (282) <F2>             92,897
                                         1,146,735      1,246,980      (280,001)               2,113,714

OPERATING INCOME. . . . . . . . . . .       75,504         79,478         6,663                  161,645

EQUITY IN EARNINGS OF AND INCOME
 FROM VALERO NATURAL
 GAS PARTNERS, L.P. . . . . . . . . .       23,693          -           (23,693) <F3>              -

GAIN ON DISPOSITION OF ASSETS
 AND OTHER INCOME, NET. . . . . . . .        6,209          1,263           246  <F2>              7,718

INTEREST AND DEBT EXPENSE:
 Incurred . . . . . . . . . . . . . .      (49,517)       (68,007)       14,437  <F2><F3><F4>   (103,087)
 Capitalized. . . . . . . . . . . . .       12,335          1,713         -                       14,048

INCOME BEFORE INCOME TAXES. . . . . .       68,224         14,447        (2,347)                  80,324

INCOME TAX EXPENSE. . . . . . . . . .       31,800          -             4,200  <F5>             36,000

NET INCOME. . . . . . . . . . . . . .       36,424         14,447        (6,547)                  44,324
 Less: preferred stock
   dividend requirements. . . . . . .        1,262          -            10,781  <F6>             12,043

NET INCOME APPLICABLE TO
 COMMON STOCK . . . . . . . . . . . .   $   35,162     $   14,447     $ (17,328)              $   32,281

EARNINGS PER SHARE OF COMMON
 STOCK. . . . . . . . . . . . . . . .   $      .82                                            $      .75


            VALERO ENERGY CORPORATION AND SUBSIDIARIES
  NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (Unaudited)

     The accompanying pro forma condensed consolidated financial statements of the Company give effect to the acquisition by the Company of the Common Units held by the Public Unitholders. The $117.5 million cost of such Common Units is funded by the net proceeds from the sale of $172.5 million of $3.125 Convertible Preferred Stock that was completed in March 1994. Such net proceeds were used to reduce outstanding indebtedness under bank credit lines and for temporary cash investments as of March 31, 1994. The acquisition is accounted for as a purchase. The pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of the Company and VNGP, L.P. after certain adjustments as described below. The pro forma condensed consolidated balance sheet assumes that the acquisition by the Company of the Common Units held by the Public Unitholders occurred on March 31, 1994. The pro forma consolidated statements of income assume that the above described transactions occurred at the beginning of each period presented. Such pro forma condensed consolidated financial statements are not necessarily indicative of the results of future operations.


Note 1
     Reflects the utilization of cash proceeds from the sale of $3.125 Convertible Preferred Stock to fund the acquisition of the Common Units held by the Public Unitholders and the remaining expenses of the acquisition. Also included is the elimination of transactions between the Company and VNGP, L.P., including product sales and purchases, fees billed by the Company to the Partnership for direct and indirect costs, and accrued interest receivable and payable on leases.

Note 2
     Adjustment to fair value of the portion of VNGP, L.P.'s assets acquired and liabilities assumed not currently held by the Company and the related income statement effects. Also included is the elimination of the noncurrent receivable and payable between the Company and VNGP, L.P. for postretirement benefits other than pensions.

Note 3
     Reflects the elimination of the Company's investment in and leases receivable from VNGP, L.P. and related equity in earnings and interest income. The corresponding VNGP, L.P. partners' capital and current and long-term portions of VNGP, L.P.'s capital lease obligations to the Company and related interest expense are also eliminated.

Note 4
     Represents a decrease in interest expense due to the repayment of $43.6 million of indebtedness under bank credit lines as of the beginning of each period presented with the excess proceeds from the sale of $3.125 Convertible Preferred Stock.

Note 5
     Reflects the tax effects of the consolidation of VNGP, L.P.
into the Company, primarily the taxability of VNGP, L.P.'s net income after its merger into the Company.

Note 6
     Represents an increase in preferred stock dividends due to the sale of $172.5 million of $3.125 Convertible Preferred Stock as of the beginning of each period presented. The preferred stock is convertible into VEC common stock ("Common Stock") at a premium of 25% above a Common Stock market price of $21 5/8 per share. Conversion of the Convertible Preferred Stock into Common Stock is antidilutive to earnings per share of common stock for the three months ended March 31, 1994 and the year ended
December 31, 1993.

                                  SIGNATURE

       Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      VALERO ENERGY CORPORATION


                                      By: /s/ Don M. Heep
                                          Don M. Heep
                                       Senior Vice President and
                                       Chief Financial Officer

Date:  June 2, 1994